Investor Contacts:
KCSA Strategic Communications
Jeffrey Goldberger / Yemi Rose
+1 212.896.1249 / +1 212.896.1233
jgoldberger@kcsa.com / yrose@kcsa.com

CASCAL NOTICE OF AGM

London, U.K., July 13, 2009 -- Cascal N.V. (NYSE: HOO) (“the Company”), announced today that it has sent a Notice of the Annual General Meeting to its shareholders. The Company’s Annual General Meeting will be held at 9 a.m. on August 6, 2009 in Amsterdam.

Copies of the Notice of AGM and explanatory materials, together with the Company's Dutch GAAP Annual Report and Accounts for the fiscal year March 31, 2009 are available on the Company's website at http://www.cascal.co.uk.  Shareholders may receive a hard copy of these documents  free of charge by contacting Investor Relations at the Company on +44(0)1306 746080 or enquiries@cascal.co.uk.

About Cascal N.V.

Cascal provides water and wastewater services to its customers in seven countries: the United Kingdom, China, South Africa, Chile, Indonesia, Panama and The Philippines. Cascal's customers are predominantly homes and businesses representing a total population of approximately 4.3 million.

Forward-looking statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance. There are important factors, many of which are outside of our control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, housing and population growth trends, changes in energy prices and taxes, fluctuations with currency exchange rates, changes in regulations or regulatory treatment, changes in environmental compliance and water quality requirements, availability and the cost of capital, the success of growth initiatives, acquisitions and our ability to successfully integrate acquired companies and other factors discussed in our filings with the Securities and Exchange Commission, including under Risk Factors in our Form 20-F for the fiscal year ended March 31, 2009, filed with the SEC on July  1, 2009. We do not undertake and have no obligation to publicly update or revise any forward-looking statement.

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